UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2014

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-34452	27-0467113
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

c/o Apollo Global Management, LLC 9 West 57th Street, 43rd Floor New York, New York	10019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 515-3200

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Amendment of DB Facility

On May 7, 2014, Apollo Commercial Real Estate Finance, Inc. (the “Company”) through an indirect wholly-owned subsidiary entered into an amendment letter related to the master repurchase agreement (as amended, the “DB Facility”) with Deutsche Bank AG that was originally entered into in April 2014 to increase the maximum permitted borrowing under the DB Facility from $100.0 million to $200.0 million in order to finance the acquisition of commercial mortgage-backed securities, which maximum may be increased one further time at the Company’s request by $100.0 million. The DB Facility expires in April 2018.

Amendment of JPMorgan Facility

On May 9, 2014, the Company and two indirect wholly-owned subsidiaries of the Company entered into an amendment letter (the “JPMorgan Amendment Letter”) relating to the second amended and restated master repurchase agreement (the “JPMorgan Facility”) with JPMorgan Chase Bank, N.A., that was originally entered into in February 2013. The JPMorgan Amendment Letter temporarily increases the maximum permitted borrowing from $100.0 million to approximately $146.8 million and amends the terms of the JPMorgan Facility in order to finance the acquisition of certain mezzanine real estate loans. The JPMorgan Amendment Letter expires on May 23, 2014. The JPMorgan Facility expires in January 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 13, 2014

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

/s/ Stuart A. Rothstein
Stuart A. Rothstein
President and Chief Executive Officer